------------------------------
                                                  OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Jager                             Durk                    I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

Eastman Kodak Company               343 State Street
--------------------------------------------------------------------------------
                                    (Street)

Rochester                          New York             14650
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


Eastman Kodak Company ("EK")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Day/Year

11/22/02
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.A           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                        2.            Deemed        Code         ------------------------------- Owned at End   (D) or    Indirect
1.                      Transaction   Execution     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security       Date          Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                            5.                              7.                         ative     Deriv-   11.
            sion                               Number of                       Title and Amount           Secur-    ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    Bene-     ity:     In-
            cise     3.      Execut   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price    Trans-  ion      action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of       action  Date,    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv-   Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security    Secur-   Day/    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Option      $36.66   11/22/           A        2,000         11/21/03 11/21/12 Common    2,000   0        2,000     D
(right to            02                                                        Stock
 buy)(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Stock option granted under the 2000 Omnibus Long-Term Compensation Plan in a transaction exempt under Rule 16b-3.


/s/James M. Quinn, as attorney-in-fact                      12/02/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
     Durk I. Jager

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.